As filed with the Securities and Exchange Commission on February 27, 2017

Registration No. 333-173889

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

 EARTHLINK HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	46-4228084
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

4001 Rodney Parham Road
Little Rock, Arkansas 72212
(Address of Principal Executive Offices)(Zip Code)

EarthLink Holdings Corp. 2011 Equity and Cash Incentive Plan
(Full title of the plan)

Kristi Moody, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212
(Name and address of agent for service)

(501) 748-7000
(Telephone number, including area code, of agent for service)

Copies to:
Geoffrey D. Neal
Kutak Rock LLP
124 West Capitol Ave. Suite 2000
Little Rock, Arkansas 72201
(501) 975-3000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY STATEMENT - DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (Registration No. 333-173889) filed by EarthLink Holdings Corp., a Delaware corporation (the “Company”), on May 3, 2011 and amended on January 10, 2014. The Registration Statement registered 22,500,000 total shares of the Company’s common stock.

On November 5, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Windstream Holdings, Inc., a Delaware corporation (“Windstream”), Europa Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Windstream (“Merger Sub 1”), and Europa Merger Sub, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Windstream (“Merger Sub 2”). Pursuant to the Merger Agreement, on February 27, 2017, Merger Sub 1 merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Windstream, and, immediately following the Merger, the Company merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company (the “Subsequent Merger” and, together with the Merger, the “Mergers”).

As a consequence of the Mergers, the Company has terminated all offerings of its securities under its existing registration statements on Form S-8, including this Registration Statement.  Accordingly, and in accordance with the undertakings made by the Company in this Registration Statement, the Company is filing this Post-Effective Amendment No. 2 to this Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, solely to deregister any and all securities previously registered under the Registration Statement that remain unsold.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on February 27, 2017.

EARTHLINK HOLDINGS CORP.
By:	/s/ Kristi Moody
Name:	Kristi Moody
Title:	Senior Vice President, General Counsel and Corporate Secretary
Note: No other person is required to sign this post-effective amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.